Exhibit 23.3
Consent of Independent Auditors

We hereby consent to the incorporation by reference in this Registration Statement of our report dated February 4, 2014, relating to the financial statements of National Methanol Company (Ibn Sina) (which expresses an unqualified opinion and includes an emphasis of matter paragraph relating to differences between accounting principles generally accepted in Saudi Arabia and accounting principles generally accepted in the United States of America) appearing in the Annual Report on Form 10-K of Celanese Corporation for the year ended December 31, 2013.

For BDO Dr. Mohamed Al-Amri & Co.

/s/ Gihad M. Al-Amri
Certified Public Accountant
Registration No. 362

Dammam. Saudi Arabia
February 7, 2014